EXHIBIT 99.1

GREIF, INC. COMMENCES OFFER TO

PURCHASE AND CONSENT SOLICITATION

DELAWARE, Ohio (Jan. 11, 2007) – Greif, Inc. (NYSE: GEF, GEF.B) the global leader in industrial packaging, today announced that it is commencing an offer to purchase and consent solicitation for any and all of its outstanding 8 7/8 percent Senior Subordinated Notes due 2012. The aggregate principal amount of notes currently outstanding is approximately $242.6 million.

The offer to purchase will expire at midnight, New York City time, on Feb. 8, 2007, unless extended. The consent solicitation will expire at 5 p.m., New York City time, on Jan. 25, 2007, unless extended.

Holders tendering their notes will be deemed to have delivered their consent to certain proposed amendments to the notes and the indenture governing the notes, which will eliminate, among other things, substantially all of the restrictive covenants and certain events of default in the indenture.

The purchase price for each $1,000 principal amount of notes tendered and not validly withdrawn on or prior to the expiration date of the offer to purchase will be $1,028.36 plus unpaid interest on the principal amount of the notes accruing to, but not including, the payment date. In addition to the purchase price, Greif will make a consent payment of $30.00 for each $1,000 principal amount of notes for which consents have been delivered and not validly withdrawn on or prior to the expiration date of the consent solicitation. Holders who validly tender their notes after the expiration date of the consent solicitation will receive only the purchase price for the notes but not the consent payment.

The terms of the offer to purchase and consent solicitation, including the conditions to Greif’s obligations to accept tendered notes and consents delivered and to pay the purchase price and consent payments, are set forth in Greif’s offer to purchase and consent solicitation statement, dated Jan. 11, 2007. The conditions include a majority of the aggregate principal amount of notes outstanding being tendered on or prior to the consent date, a refinancing condition, and the execution of a supplemental indenture on or prior to the acceptance date implementing the proposed amendments.

Deutsche Bank Securities Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation. Questions or requests for assistance and documentation may be directed to Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attn: Christopher White at (212) 250-6008, or to the information agent for the offer to purchase and consent solicitation, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, at (800) 322-2885 or (212) 929-5500 (call collect), or to proxy@mackenziepartners.com.

This news release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement.

This news release contains forward-looking statements within the meaning of the federal securities laws relating to Greif’s plans to consummate an offer to purchase and consent solicitation with respect to the notes. These statements are based upon the current expectations and beliefs of Greif’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Greif’s control and the risk factors and other cautionary statements discussed in Greif’s filings with the Securities and Exchange Commission.

About Greif

Greif is the world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

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